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			      Exhibit 99.1


Press Release

NEWS from		   First Maryland Bancorp
for release:


	DAUPHIN DEPOSIT AND FIRST MARYLAND CONCLUDE MERGER


Baltimore, MD, July 8, 1997--The acquisition of Dauphin Deposit Corporation (Dauphin) by Allied Irish Banks, plc (AIB) was completed earlier today, and Dauphin now has been merged with AIB's principal U.S. subsidiary, First Maryland Bancorp.

First announced in January, the transaction had earlier received merger approvals from both Dauphin and AIB shareholders and from regulatory authorities in the United States and Ireland. In accordance with the elections of Dauphin shareholders, 85.4% of Dauphin shares are being exchanged for AIB stock, with the remaining 14.6% being exchanged for cash.

The subsidiaries of the former Dauphin Deposit Corporation now become wholly owned subsidiaries of First Maryland Bancorp. With the addition of Dauphin Deposit Bank & Trust Company, a Pennsylvania state-chartered commercial bank, Hopper Soliday & Co., Inc., a licensed broker-dealer based in Lancaster, and Eastern Mortgage Services, Inc., a retail mortgage lender, First Maryland now has assets of approximately $17 billion. Dauphin Deposit divisions will continue to operate as Bank of Pennsylvania based in Reading, Farmers Bank based in Hanover and Valleybank located in Chambersburg.

"We are delighted that Dauphin has now become a subsidiary of First Maryland," said Jeremiah E. Casey, chairman of First Maryland Bancorp. "This is a significant step toward building a new regional franchise that focuses locally on customers and emphasizes lasting relationships."

First Maryland Bancorp is the holding company for First National Bank of Maryland, Dauphin Deposit Bank, The York Bank, and First Omni Bank. Headquartered in Baltimore, Maryland, First Maryland now operates 291 branches and nearly 400 ATMs from southern Pennsylvania through Maryland and the District of Columbia and into northern Virginia.


	END





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		   For Additional Information:
		   Joan M. Gillespie, SVP
		   410-244-3944
		 	        or
		   Reese A. Nank, VP
		   410-545-2272
		   First National Bank of Maryland
  		   25 S. Charles Street
		   Baltimore, Maryland 21201